Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Kensington Capital Acquisition Corp. IV of our report dated June 21, 2022, relating to the financial statements of Amprius Technologies, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ SingerLewak LLP
San Jose, California
June 21, 2022